EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

By and Among

Nova Oil, Inc.,

Biosource America, Inc.,

and the

Shareholders of Biosource America, Inc.

Dated as of March 30, 2006

i

		Page
9.7	Governing Law; Dispute Resolution	29
9.8	Binding Effect, No Assignment	29
9.9	Counterparts	29
9.10	Exhibits and Schedules	30
9.11	Headings	30
9.12	Severability of Provisions	30
Schedule A - List of Biosource Shareholders
Schedule B - List of Nova Affiliates
Exhibit A - Form of Joinder Agreement
Exhibit B - Form of Nova Affiliates Letter

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of March 30, 2006, by and among Nova Oil, Inc., a Nevada corporation (“Nova”), Biosource America, Inc., a Texas corporation (“Biosource”), and the shareholders of Biosource listed on Schedule A hereto who have signed this Agreement as of the date hereof (the “Biosource Shareholders”).

RECITALS

A.            It is the intention of the parties hereto that Biosource become a subsidiary of Nova through the exchange (the “Share Exchange”) of outstanding shares of common stock, no par value (“Biosource Common Stock”), of Biosource for shares of common stock, par value $0.001 per share (“Nova Common Stock”), of Nova pursuant to the provisions of 7 Nevada Revised Statutes §78.215(1) and §92A.110(4) and that all warrants, options and rights to acquire shares of Biosource Common Stock shall be converted into or exchanged for warrants, options or rights to acquire shares of Nova Common Stock at the same exchange ratio provided herein.

B.            The Board of Directors of Nova (the “Nova Board”) has determined that the Share Exchange is consistent with and in furtherance of the long-term business strategy of Nova and fair to, and in the best interests of, Nova and its stockholders and has approved and adopted this Agreement, the Share Exchange and the other transactions contemplated by this Agreement.

C.            For federal income tax purposes, the Share Exchange is intended to qualify as a reorganization under the provisions of Section 368 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter set forth, in accordance with the provisions of applicable law, the parties hereby agree as follows:

ARTICLE I
THE SHARE EXCHANGE

1.1          The Share Exchange

Subject to the terms and conditions of this Agreement, at the Closing, every three shares of Biosource Common Stock held by the Biosource Shareholders shall be exchanged for two shares of Nova Common Stock (the “Exchange Ratio”), and Biosource shall become a subsidiary of Nova.

1.2          Exchange of Certificates

(a)           At the Closing, or as soon as practicable thereafter, each Biosource Shareholder shall deliver to Nova certificates evidencing all shares of Biosource Common Stock held by such

Biosource Shareholder (the “Certificates”).  Such Certificates shall be duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.  Upon surrender to Nova of such Certificates, Nova shall deliver to each such Biosource Shareholder, certificates representing the number of shares of Nova Common Stock into which such Biosource Shareholder’s shares of Biosource Common Stock shall have been exchanged as set forth herein.  Until surrender of such Certificate as contemplated by this Section 1.2, each Certificate shall be deemed at all times after the Closing to represent only the right to receive upon such surrender the certificate representing shares of Nova Common Stock to which such Biosource Shareholder is entitled pursuant to this Section 1.2.

(b)           No dividends or other distributions declared or made after the Effective Time with respect to the Nova Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Nova Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Nova Common Stock issued in exchange therefor, without interest, at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Nova Common Stock.

(c)           Except with respect to the three-for-two stock split (to be effected as a 50% stock dividend) to be effective pursuant to Section 2.3 (the “Stock Split”), the Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Nova Common Stock or Biosource Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Nova Common Stock or Biosource Common Stock occurring on or after the date hereof and prior to the Effective Time.

(d)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Nova, the posting by such person of a bond, in such reasonable amount as Nova may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Nova will issue in exchange for such lost, stolen or destroyed Certificate the shares of Nova Common Stock and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.2(b).

1.3          Biosource Stock Options

(a)           All warrants, options and rights, including any rights granted pursuant to any debt instrument, to acquire shares of Biosource Common Stock as listed on Section 3.4 of the Biosource Disclosure Schedule (the “Biosource Stock Options”) outstanding, whether or not exercisable and whether or not vested, at the Effective Time, shall remain outstanding following the Effective Time.  At the Effective Time, the Biosource Stock Options shall, by virtue of the Share Exchange and to the extent permitted by the plan, warrants, stock option agreements, convertible notes or other agreements under which such Biosource Stock Options were issued (the “Biosource Stock Option Plans”) and without any further action on the part of the Biosource, Nova or the holder thereof, be assumed by Nova in such manner that Nova (i) is a corporation “assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Biosource Stock Options, would be such a corporation were Section 424 of the Code applicable to such Biosource Stock Options.  From and after the Effective Time, all references to Biosource in the applicable Biosource Stock Option Plan shall be deemed to refer to Nova, which shall have assumed the Biosource Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action.  Each Biosource Stock Option assumed by Nova (each, a “Substitute Option”) shall be exercisable upon the same terms and conditions as under the applicable Biosource Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Nova Common Stock (rounded down to the nearest whole share) equal to the number of shares of Biosource Common Stock subject to such Biosource Stock Option multiplied by the Exchange Ratio; and (B) the option price per share of Nova Common Stock shall be an amount equal to the option price per share of Biosource Common Stock subject to such Biosource Stock Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent).  Such Substitute Option shall otherwise be subject to the same terms and conditions as such Biosource Stock Option.  To the extent that the terms of the Biosource Stock Option Plans do not permit any Biosource Stock Option to be assumed by Nova as provided in this Section 1.3, such Biosource Stock Option shall not be assumed by Nova and shall not be deemed to be a Substitute Option unless and until the holder hereof shall have consented.

(b)           As soon as practicable after the Effective Time, Nova shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 1.3 after giving effect to the Share Exchange).  Nova shall comply with the terms of all such Substitute Options and ensure, to the extent required by, and subject to the provisions of, the Biosource Stock Option Plans, that Substitute Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.  Nova shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Nova Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.04.  As soon as practicable after the Effective Time, if permitted by applicable law and no earlier than sixty days after the Closing Date, Nova shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Nova Common Stock subject to Substitute Options, and Nova shall use its reasonable efforts to cause and maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding.  In addition, Nova shall use all reasonable efforts to cause the shares of Nova Common Stock subject to Substitute Options to be quoted on the OTC Bulletin Board and such other exchanges as Nova shall determine.

1.4          Reporting of Share Exchange

For federal, state, and local income tax return reporting purposes, all parties agree to treat the Share Exchange as a reorganization under Section 368 of the Code.

1.5          Board of Directors of Nova

At the Closing, Arthur P. Dammarell, Jr. shall submit a letter of resignation resigning from the Board of Directors and Paul E. Fredericks shall submit a letter of resignation resigning as Chief Executive Officer.  At the Closing, the Board of Directors of Nova shall take such actions as are necessary to appoint Kenneth T. Hern to the Nova Board of Directors as Chairman and to appoint him as Chief Executive Officer of Nova.

ARTICLE II
THE CLOSING

2.1          Time and Place of Closing

The closing of the Share Exchange (the “Closing”) shall, unless otherwise agreed to in writing by the parties, take place at the offices of Biosource America, Inc., at 10:00 a.m., local time (the “Effective Time”), on March 31, 2006 (the “Closing Date”).  In addition, shareholders of Biosource who have not executed and delivered this Agreement as of the date hereof (the “Additional Biosource Shareholders”) shall be entitled to exchange shares of Biosource Common Stock for shares of Nova Common Stock at the Exchange Ratio and become a party to this Agreement by execution and delivery of a Joinder Agreement substantially in the form of Exhibit A hereto.  With respect to such Additional Biosource Shareholders, references to the “Closing” and the “Closing Date” herein shall be deemed to be the “Closing” and the “Closing Date” set forth in such Joinder Agreement, except that the conditions to Closing set forth in Sections 2.2 (other than Section 2.2(f)), 2.3, 6.1 and 6.2 shall be deemed to have been satisfied or waived on the date of the original Closing pursuant to this Agreement.

2.2          Obligations of the Biosource Shareholders at or Prior to Closing

At or prior to Closing, and subject to the satisfaction by Nova of its obligations hereunder, the Biosource Shareholders shall deliver to Nova the following:

(a)                                  A copy of the Articles of Incorporation of Biosource certified as of a date within thirty days of the Closing by the Secretary of State of the State of Texas and certified by the corporate secretary of Biosource as to the absence of any amendments between the date of certification by the Secretary of State and the Closing;

(b)                                 A certificate from the Secretary of State of the State of Texas as to the existence and good standing of Biosource as of a date within 10 days of the Closing;

(c)                                  A certificate of the corporate secretary of Biosource attaching thereto true and correct copies of the Bylaws of Biosource and the corporate resolutions duly adopted by the board of directors of Biosource authorizing the consummation of the transactions contemplated hereby;

(d)                                 The certificate of Biosource referred to in Section 6.1 hereof;

(e)                                  Such other documents as are required pursuant to this Agreement or as may reasonably be requested from the Biosource Shareholders by Nova or its counsel; and

(f)                                    The Certificates, duly endorsed in blank for transfer.

2.3          Obligations of Nova at or Prior to the Closing.

At or prior to Closing, and subject to the satisfaction by the Biosource Shareholders of their obligations hereunder, Nova shall deliver to the Biosource Shareholders the following:

(a)                                  A copy of the Articles of Incorporation of Nova certified as of a date within thirty days of the Closing by the Secretary of State of the State of Nevada and certified by the corporate secretary of Nova as to the absence of any amendments between the date of certification by the Secretary of State and the Closing;

(b)                                 A certificate from the Secretary of State of the State of Nevada as to the existence and good standing of Nova as of a date within 10 days of the Closing;

(c)                                  A certificate of the corporate secretary of Nova attaching thereto true and correct copies of the Bylaws of Nova and the corporate resolutions duly adopted by the board of directors of Nova authorizing the consummation of the transactions contemplated hereby;

(d)                                 The certificate of Nova referred to in Section 6.2 hereof;

(e)                                  Such other documents as are required pursuant to this Agreement or as may reasonably be requested from Nova by the Biosource Shareholders or their counsel;

(f)                                    Certificates evidencing the shares of Nova Common Stock to be issued to the Biosource Shareholders pursuant to Article I hereof.

In addition, Nova shall take such actions as are necessary to declare a three-for two stock split in the form of a 50% stock dividend (with fractional shares rounded upward to the nearest whole share) as to shares of Nova Common Stock outstanding and held of record as of April 10, 2006.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BIOSOURCE

Except as set forth in the schedule delivered by Biosource to Nova contemporaneously with the execution of this Agreement (the “Biosource Disclosure Schedule”), Biosource represents, warrants and covenants to Nova as follows:

3.1          Organization and Qualification.

Biosource is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as currently conducted and as proposed to be conducted. Biosource is duly qualified or licensed to do business in each jurisdiction in which the failure to be so qualified or licensed could have a material adverse effect on the business, operations, properties, assets, liabilities, prospects or condition (financial or otherwise) of Biosource (a “Biosource Material Adverse Effect”).

3.2          Capitalization.

The authorized capital stock of Biosource consists of 310,000,000 shares of Biosource Common Stock and no shares of preferred stock, no par value.  As of the date of this Agreement, 60,000,000 shares of Biosource Common Stock are issued and outstanding and no shares of preferred stock of Biosource are issued and outstanding. All of the issued and outstanding shares of capital stock of Biosource are validly issued, fully paid, and non assessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.3          Subsidiaries and Affiliates.

Biosource does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

3.4          Options or Other Rights.

Except as set forth on Section 3.4 of the Biosource Disclosure Schedule, no options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of Biosource, whether upon conversion of other securities or otherwise, are issued or outstanding, and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

3.5          Ownership of Shares.

The shares of Biosource Common Stock are owned of record and beneficially by the Biosource Shareholders as set forth on Schedule A.  The Biosource Shareholders possess full authority and legal right to sell, transfer, and assign the entire legal and beneficial ownership of the shares of Biosource Common Stock, free from all liens, claims, and encumbrances of any kind; and there are no outstanding rights or obligations granted by the Biosource Shareholders to purchase, acquire, sell or transfer any of the shares of Biosource Common Stock or any interest in any of the shares of Biosource Common Stock, other than rights or obligations that by their terms will become exclusively rights or obligations to purchase, acquire, sell or transfer shares of Nova Common Stock acquired pursuant to this Agreement.  Upon transfer of the shares of Biosource Common Stock to Nova hereunder at the Closing, Nova will receive the entire legal and beneficial interest in the shares of Biosource Common Stock, free and clear of all liens, claims, and encumbrances and subject to no legal or equitable restrictions of any kind.

3.6          Validity and Execution of Agreement.

Biosource and each of the Biosource Shareholders has the full legal right, capacity and power required to enter into, execute and deliver this Agreement and to carry out the transactions contemplated.  The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Biosource and, to the extent applicable, the Board of Directors or other governing authority of each of the Biosource Shareholders.  This Agreement has been duly executed and delivered by a duly authorized officer of Biosource and by each of the Biosource Shareholders and constitutes the valid and binding obligation of Biosource and each of the Biosource Shareholders, enforceable in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

3.7          No Conflict.

None of the execution, delivery, or performance of this Agreement does or will: (a) result in any violation or be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or Bylaws of Biosource or any term or provision of any judgment, decree, order, statute, injunction, rule, or regulation applicable to Biosource or any Biosource Shareholder, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement, or other instrument or obligation to which Biosource or any Biosource Shareholder is bound; (b) result in the creation of any material option, pledge, security interest, lien, charge, encumbrance, or restriction, whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws (an “Encumbrance”) upon any of the properties or assets of Biosource or any Biosource Shareholder pursuant to any such term or provision; or (c) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon, or refuse to perform or comply with, any material contract, agreement, arrangement, commitment, or plan to which Biosource or any Biosource Shareholder is a party, or by which Biosource or any Biosource Shareholder or any of their respective properties or assets may be subject or bound.

3.8          Consents and Approvals.

No federal, state, or other regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by Biosource or any Biosource Shareholder in connection with the Share Exchange.

3.9          Violation of Laws, Permits, Etc.

(a)                                  Biosource is not in violation of any term or provision of its Articles of Incorporation or Bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance, or governmental regulation that is applicable to it and where the failure to comply with which would have a Biosource Material Adverse Effect.

(b)                                 Biosource has maintained in full force and effect all certificates, licenses, and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

3.10        Books and Records.

The books and records of Biosource (including, without limitation, the books of account, minute books, and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of Biosource are complete and current in all material respects and, as applicable, accurately reflect all actions taken by the shareholders and the board of directors of Biosource since the date of inception of Biosource, and all signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.11        Biosource Financial Statements.

(a)                                  The audited balance sheets of Biosource as of January 31, 2006, and the related audited statements of income, statements of cash flow and statements of shareholders equity for the period then ended, true and complete copies of which have been delivered to Nova, present fairly, in all material respects, the financial position of Biosource at such date and the results of operations of Biosource for the year then ended, in accordance with generally accepted accounting principles (“GAAP”) consistently applied for the period covered thereby.

(b)                                 The audited balance sheets of BIOsource Fuels, LLC, a Montana limited liability company (“BSF”), as of October 31, 2005, and the related audited statements of income, statements of cash flow and statements of members interest for the year then ended, true and complete copies of which have been delivered to Nova, present fairly, in all material respects, the financial position of BSF as at such date and the results of operations of BSF for the year then ended, in accordance with GAAP consistently applied for the period covered thereby.

(c)                                  The unaudited balance sheet of BSF as of January 31, 2006 and the related statements of income, statements of cash flow and statements of members interest for the quarterly period then ended, true and complete copies of which have heretofore been delivered to Nova, present fairly, in all material respects, the financial position of BSF as of such date and the results of operations of BSF for the period then ended, in each case in accordance with GAAP consistently applied for the period covered thereby.

(d)                                 The financial statements referred to in paragraphs (a) through (c) above are hereinafter referred to as the “Biosource Financial Statements.”

3.12        Undisclosed Liabilities.

Biosource does not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or un-liquidated, secured or unsecured, accrued, absolute, contingent or otherwise (all of the foregoing being collectively referred to as “Liabilities” and individually as a “Liability”), of a kind required by GAAP to be set forth on a financial statement that is not fully and adequately reflected or reserved against on the Biosource Financial Statements.  Biosource does not have any Liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than (a) Liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the Biosource Financial Statements that are consistent with past practice and are included in the latest Biosource Financial Statements, (b) Liabilities that are fully reflected on or reserved against on the latest balance sheet included in the Biosource Financial Statements, or (c) as specifically disclosed in the Biosource Financial Statements.

3.13        Title to Property; Encumbrances.

Biosource has good and insurable title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on the latest balance sheet included in the Biosource Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Biosource Material Adverse Effect.  Except as set forth on Section 3.13 of the Biosource Disclosure Schedule, none of such properties or assets are subject to any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any member or similar agreement, encumbrance or any other restriction or limitation whatsoever (“Liens”), other than (i) materialmen’s, mechanics’, repairmen’s or other like Liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as such proceedings shall not involve any material danger of sale, forfeiture or loss of any part of the assets, or (ii) any Lien arising as a result of any act or omission of Nova or (iii) any Lien for Taxes not yet due.

3.14        Taxes.

Biosource has paid all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, all income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and any interest, penalties or additions attributable to or imposed on or with respect to such assessments and any expenses incurred in connection with the settlement of any tax liability (collectively, “Taxes”) that have become due whether pursuant to any returns filed or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due.  All returns, reports, information returns, or other documents (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or others authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on Biosource) or the administration of any laws, regulations or administrative requirements relating to any Tax (hereinafter “Tax Returns”), reports and declarations of estimated Tax or estimated Tax deposit forms required to be filed by Biosource have been duly and timely filed.  All Taxes that Biosource is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision (“Governmental Authority”).  There are no Tax liens upon any of the assets or properties of Biosource except for any Liens for Taxes not yet due.  Biosource is not a party to any express tax settlement agreement, arrangement, policy or guideline, formal or informal (a “Settlement Agreement”), and Biosource does not have any obligation to make payments under any Settlement Agreement.

3.15        Litigation.

(a)                                  There is no action, proceeding, investigation, or inquiry pending or, to the best of Biosource’s knowledge, threatened (i) against or affecting any of Biosource’s assets or business that, if determined adversely to Biosource, would result in a Biosource Material Adverse Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Share Exchange.

(b)                                 Biosource has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events; that should reasonably cause Biosource to determine that there exists any basis for any material claim against Biosource for any of the matters described in paragraph (a) above.

3.16        Contracts and other Agreements.

Section 3.16 to the Biosource Disclosure Schedule contains a complete and correct list as of the date hereof of all material agreements, contracts, and commitments (and all amendments thereto), written or oral, to which Biosource is a party or by which any of its properties is bound. Biosource has made available to Nova complete and correct copies of all material written agreements, contracts, and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements. Such agreements, contracts, and commitments are in full force and effect, and, to the best of Biosource’s knowledge, all other parties to such agreements, contracts, and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

3.17        Compensation Arrangements; Officers, Directors and Employees.

Section 3.17 to the Biosource Disclosure Schedule sets forth: (a) the name of all present officers, directors and employees of Biosource and current annual salary, including any promised, expected or customary bonus or such other amount, and (b) the names and titles of all directors and officers of Biosource.  Biosource has not made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any person listed in Section 3.17 to the Biosource Disclosure Schedule.  To the

knowledge of Biosource, none of such persons has made a threat to Biosource to terminate such person’s relationship with Biosource.

3.18        ERISA.

Except as set forth in Section 3.18 to the Biosource Disclosure Schedule, there are no employee benefit plans as defined in ERISA (“Plans”) maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of Biosource, or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by Biosource, and no such Plan is or has ever been subject to ERISA.

3.19        Operations.

Except as expressly authorized by this Agreement or as set forth in Section 3.19 to the Biosource Shareholder Schedule, since the date of the latest Biosource Financial Statements, Biosource has not:

(a)                                  amended its Articles of Incorporation or Bylaws or merged with or into or consolidated with any other entity, or changed or agreed to rearrange in any manner the character of the business of Biosource;

(b)                                 issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

(c)                                  entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalencies thereunder;

(d)                                 declared, set aside or paid any dividends or declared or made any other distributions of any kind to the shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

(e)                                  knowingly waived any right of material value to the business of Biosource;

(f)                                    made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncorrectable of accounts receivable;

(g)                                 made any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course consistent with past practice;

(h)                                 entered into any transactions with any of its affiliates, shareholders, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or any affiliate of any shareholder, officer, director, consultant, employee, agent or other representative;

(i)                                     made any payment or commitment to pay any severance or termination pay to any person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such persons or their officers, directors, employees in the ordinary course of business;

(j)                                     except in the ordinary course of business, (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice, or (iii) granted or suffered any Lien on any of its assets or properties other than sales of inventory in the ordinary course of business;

(k)                                  except in the ordinary course of business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

(l)                                     except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

(m)                               except in the ordinary course of business, paid, directly or indirectly, any of its Liabilities before the same became due in accordance with their terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment;

(n)                                 except in the ordinary course of business, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $100,000 individually or in the aggregate;

(o)                                 except in the ordinary course of business, made any capital expenditures or commitments for capital expenditures in aggregate amount exceeding 100,000; or

(p)                                 except in the ordinary course of business, terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to Section 3.16.

3.20        Intellectual Property.

Biosource possesses all of the necessary licenses, trademarks, trade names, and domain names (“Intellectual Property Rights”) necessary to conduct its business in the manner that is currently being conducted and anticipates conducting in the future.  All of such Intellectual Property Rights are held in the name of Biosource.  None of the Intellectual Property Rights of Biosource infringes upon the rights of any other person in any material respect or, to the knowledge of Biosource, is so infringed upon by any other person or its property.  Biosource has not received any notice of any claim of any other person relating to any of the Intellectual Property Rights or any process or confidential information of Biosource and does not know of any basis for any such charge or claim.  Except for the Intellectual Property Rights, no other material intellectual property rights are required for Biosource to conduct the business of Biosource in the ordinary course consistent with past practice.  Except as separately identified in Section 3.20 of the Biosource Disclosure Schedule, no approval or consent of any person is needed so that the interest of Biosource in the Intellectual Property Rights shall continue to be in full force and effect and enforceable by Biosource following the transactions contemplated by this Agreement.

3.21        Employee Relations.

Biosource is not a party to any agreement with any labor organization, collective bargaining or similar agreement with respect to its employees.  There are no material complaints, grievances or arbitrations, employment-related litigation, administrative proceedings or controversies either pending or, to the knowledge of Biosource, threatened, involving any employee, applicant for employment, or former employee of Biosource against Biosource.  Biosource has not suffered or sustained since the date of its incorporation any labor dispute resulting in any work stoppage and no such work stoppage is, to the knowledge of Biosource, threatened.  To the knowledge of Biosource, there are no attempts presently being made to organize any employees employed by Biosource.

3.22        Insurance.

Biosource has adequate policies of insurance for its operations.  Biosource is not in default with respect to any material provision contained in any policy or binder of insurance and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion.  There are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than 30 days or as to which the carrier has disclaimed liability. Biosource has not received any notice of cancellation or non renewal of any such policy or binder.  Biosource has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any existing insurance coverage will not be available in the future on substantially the same terms as now in effect.

3.23        Licenses and Permits.

Except as set forth in Section 3.23 of the Biosource Disclosure Schedule, no material government permits, licenses, domain name and other registrations, and other consents and authorizations (federal, state, local and foreign) of any Governmental Authority (collectively,

“Permits”) is required to be obtained by Biosource in connection with its properties or the business of Biosource.  Biosource has not received any notice of any claim of revocation of any such Permit and has no knowledge of any event which would be likely to give rise to such a claim.

3.24        Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Share Exchange based upon arrangements made by or on behalf of the Biosource or the Biosource Shareholders.

3.25        Acquisition of Nova Shares.

Each Biosource Shareholder acknowledges that the Nova Common Stock are restricted securities under the Securities Act and represents that such Biosource Shareholder (i) is acquiring the Nova Common Stock for his own account without a view to distribution within the meaning of the Securities Act; (ii) has received from Nova its filings with the Securities and Exchange Commission and all other information that he has deemed necessary to make an informed investment decision with respect to an investment in Nova in general and the Nova Common Stock in particular; (iii) is financially able to bear the economic risks of an investment in Nova; and (iv) has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to the Nova Common Stock so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Nova Common Stock.  Each Biosource Shareholder understands and agrees that the certificates evidencing the Nova Common Stock shall bear the restrictive legend pertaining to Rule 144 under the Securities Act set forth below and that the Nova Common Stock will not be transferable except in accordance with applicable rules and regulations of the Securities and Exchange Commission.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, PURSUANT TO THE PROVISIONS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933 OR WITHOUT AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT NEITHER REGISTRATION UNDER THE SECURITIES ACT OF 1933 NOR QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAW IS REQUIRED;

3.26        Related Party Transactions.

No employee, officer, stockholder or director of Biosource or member of his or her immediate family is indebted to Biosource, nor is Biosource indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Biosource and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any Biosource Stock Option Plan). To the best of the Biosource’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Biosource has a business relationship, or any firm or corporation that competes with Biosource, except that employees, stockholders, officers, or directors of Biosource and members of their immediate families may own stock in publicly traded companies that may compete with Biosource.  To the best of Biosource’s knowledge, no officer, director, or stockholder or any member of their immediate families has a financial interest, directly or indirectly, with respect to any material executory contract with Biosource (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Biosource).

3.27        Internal Accounting Controls.

Biosource and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NOVA

Except as set forth in the schedule delivered by Nova to Biosource and the Biosource Shareholders contemporaneously with the execution of this Agreement (the “Nova Disclosure Schedule”), Nova represents, warrants, and covenants to Biosource and the Biosource Shareholders as follows:

4.1          Organization and Qualification.

Nova is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as currently conducted and as proposed to be conducted. Nova is duly qualified or licensed to do business in each jurisdiction in which the failure to be so qualified or licensed could have a material adverse effect on the business, operations, properties, assets, liabilities, prospects or condition (financial or otherwise) of Nova (hereinafter a “Nova Material Adverse Effect”).

4.2          Capitalization.

The authorized capital stock of Nova consists of 500,000,000 shares of Nova Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share, of Nova.  As of the date hereof, 6,925,000 shares of Nova Common Stock are issued and outstanding and no shares of preferred stock of Nova are issued or outstanding.  All of the issued and outstanding shares of Nova Common Stock are validly issued, fully paid, and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.  The shares of Nova Common Stock to be issued pursuant to this Agreement shall be validly issued, fully paid, and nonassessable.

4.3          Subsidiaries and Affiliates.

Nova does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

4.4          Options or Other Rights.

On February 27, 2004, Nova issued 69,500 warrants to acquire shares of Nova Common Stock at an exercise price of $0.14 per share to Public Securities, Inc. for services rendered as placement agent in connection with a private offering of securities.  Except for such issuance, no options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of Nova whether upon conversion of other securities or otherwise, are issued or outstanding, and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

4.5          Validity and Execution of Agreement.

The execution and performance of this Agreement have been duly and validly authorized by the board of directors of Nova and no other corporate action by Nova is necessary to authorize the execution, delivery, and performance of this Agreement, including the Stock Split.  Nova has the corporate power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby.  This Agreement has been duly and validly executed by a duly authorized officer Nova and is a valid and binding obligation of Nova, enforceable in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4.6          No Conflict.

None of the execution, delivery, or performance of this Agreement does or will: (a) result in any violation or be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or Bylaws of Nova or any term or provision of any judgment, decree, order, statute, injunction, rule, or regulation applicable to Nova, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement, or other instrument or obligation to which Nova is bound; (b) result in the creation of any Encumbrance upon any of the properties or assets of Nova pursuant to any such term or provision; or (c) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon, or refuse to perform or comply with, any material contract, agreement, arrangement, commitment, or plan to which Nova is a party, or by which Nova or any of its properties or assets may be subject or bound.

4.7          Consents and Approvals.

No federal, state, or other regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by Nova in connection with the Share Exchange or the Stock Split.

4.8          Violation of Laws, Permits, Etc.

(a)                                  Nova is not in violation of any term or provision of its Articles of Incorporation or Bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance, or governmental regulation that is applicable to it and where the failure to comply with which would have a Nova Material Adverse Effect.

(b)                                 Nova has maintained in full force and effect all certificates, licenses, and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

4.9          Books and Records.

The books and records of Nova (including, without limitation, the books of account, minute books, and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The minute books of Nova are complete and current in all material respects and, as applicable, accurately reflect all actions taken by the shareholders and the board of directors of Nova since the date of inception of Nova, and all signatures contained therein are the true signatures of the persons whose signatures they purport to be.

4.10        Nova Financial Statements.

(a)                                  The audited balance sheets of Nova as of December 31, 2005 and 2004, and the related audited statements of income, statements of cash flow and statements of shareholders equity for the years then ended, true and complete copies of which have been delivered to the Biosource Shareholders, present fairly, in all material respects, the financial position of Nova as at such dates and the results of operations of Nova for the years then ended, in accordance with GAAP consistently applied for the periods covered thereby.

(b)                                 The financial statements referred to in paragraph (a) above are hereinafter referred to as the “Nova Financial Statements.”

4.11        Undisclosed Liabilities.

Nova does not have any Liabilities of a kind required by GAAP to be set forth on a financial statement that is not fully and adequately reflected or reserved against on the Nova Financial Statements.  Nova does not have any Liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than (a) Liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the Nova Financial Statements that are consistent with past practice and are included in the latest Nova Financial Statements, (b) Liabilities that are fully reflected on or reserved against on the latest balance sheet included in the Nova Financial Statements, or (c) as specifically disclosed in the Nova Financial Statements.

4.12        Title to Property; Encumbrances.

Nova has good and insurable title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on the latest balance sheet included in the Nova Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Nova Material Adverse Effect.  Except as set forth on Section 4.12 of the Nova Disclosure Schedule, none of such properties or assets are subject to any Lien, other than (i) materialmen’s, mechanics’, repairmen’s or other like Liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as such proceedings shall not involve any material danger of sale, forfeiture or loss of any part of the assets, or (ii) any Lien arising as a result of any act or omission of Biosource or (iii) any Lien for Taxes not yet due.

4.13        Taxes.

Nova has paid all Taxes which have become due whether pursuant to such returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due.  All Tax Returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by Nova, or extensions to file Tax Returns, have been duly and timely filed.  All Taxes which Nova is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental Authority.  There are no Tax Liens upon any of the assets or properties of Nova except for Liens for Taxes not yet due.  Nova is not a party to any Settlement Agreement, and Nova does not have any obligation to make payments under any Settlement Agreement.

4.14        Litigation.

(a)                                  There is no action, proceeding, investigation, or inquiry pending or, to the best of Nova’s knowledge, threatened (i) against or affecting any of Nova’s assets or business that, if determined adversely to Nova, would result in a Nova Material Adverse Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Share Exchange.

(b)                                 Nova has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events; that should reasonably cause Nova to determine that there exists any basis for any material claim against Nova for any of the matters described in paragraph (a) above.

4.15        Contracts and Other Agreements.

Section 4.15 to the Nova Disclosure Schedule contains a complete and correct list as of the date hereof of all material agreements, contracts, and commitments (and all amendments thereto), written or oral, to which Nova is a party or by which any of its properties is bound.  Nova has made available to Biosource complete and correct copies of all material written agreements, contracts, and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements.  Such agreements, contracts, and commitments are in full force and effect, and, to the best of Nova’s knowledge, all other parties to such agreements, contracts, and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

4.16        Compensation Arrangements; Officers, Directors and Employees.

Nova does not pay any compensation to any of its officers and directors and has no employees.  Nova has not made a commitment or agreement (verbally or in writing) to pay any compensation to such persons after the date hereof.

4.17        ERISA.

Except as set forth on Section 4.17 to the Nova Disclosure Schedule, there are no Plans maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of Nova or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by Nova and no such Plan is or has ever been subject to ERISA.

4.18        Operations.

Except as expressly authorized by this Agreement, or except as set forth in Section 4.18 to the Nova Disclosure Schedule, since the date of the latest Nova Financial Statements, Nova has not:

(a)                                  amended its Articles of Incorporation or Bylaws or merged with or into or consolidated with any other entity, or changed or agreed to rearrange in any manner the character of the business of Nova;

(b)                                 issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

(c)                                  entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalencies thereunder;

(d)                                 declared, set aside or paid any dividends or declared or made any other distributions of any kind to the shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

(e)                                  knowingly waived any right of material value to the business of Nova;

(f)                                    made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncorrectable of accounts receivable;

(g)                                 entered into any transactions with any of its affiliates, shareholders, officers, directors, employees, consultants, agents or other representatives, or any affiliate of any shareholder, officer, director, consultant, employee, agent or other representative;

(h)                                 made any payment or commitment to pay any severance or termination pay to any person or any of its officers, directors, employees, consultants, agents or other representatives;

(i)                                     (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties, (iii) granted or suffered any Lien on any of its assets or properties, or (iv) entered into, terminated or amended any material contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any person or to refrain from competing with any person, in each case or type required to be disclosed pursuant to Section 4.15 hereof;

(j)                                     incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

(k)                                  made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

(l)                                     paid, directly or indirectly, any of its Liabilities before the same became due in accordance with their terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment; or

(m)                               made any capital expenditures or commitments for capital expenditures.

4.19        Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Nova.

4.20        Approval of Share Exchange.

The board of directors of Nova has approved the Share Exchange and the Stock Split without reservation or qualification.

4.21        SEC Reporting Status.

Nova filed a registration statement under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on April 10, 2001.  Since April 10, 2001, Nova has timely filed with the Securities and Exchange Commission (“SEC”) all reports required to be filed pursuant to Section 13 of the Exchange Act.  As of the date hereof, Nova is a “shell company” as defined under Exchange Act Rule 12b-2.

4.22        Investment Company.

Nova is not an investment company within the meaning of Section 3 of the Investment Company Act.

4.23        OTC Bulletin Board Status.

The Nova Common Stock is approved for trading on the OTC Bulletin Board.

ARTICLE V
ACTIONS PRIOR TO CLOSING

5.1          Corporate Examinations and Investigations.

At or prior to the Closing Date, Nova and Biosource shall be entitled to make such investigation of the assets, properties, business and operations of Biosource and Nova and such examination of the books, records, Tax Returns, financial condition and operations of Biosource and Nova as the other party may wish.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and Biosource and Nova shall cooperate fully therein.  In order that Biosource and Nova may have full opportunity to make such a business, accounting and legal review, examination or investigation as they may wish of the business and affairs of the other party, Biosource and Nova shall furnish to the other party during such period all such information and copies of such documents concerning the affairs of Biosource and Nova as such party may reasonably request and cause their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such investigation. Until the Closing and if the Closing shall not occur, thereafter, each party and its affiliates shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, no party or their affiliates shall disclose, or use for their own benefit, any information or documents obtained from the other party concerning its assets, properties, business and operations, unless (a) readily ascertainable from public or published information, or trade sources, (b) received from a third party not under an obligation to Biosource or Nova to keep such information confidential or (c) required by any law or order of a Governmental Authority.  If this transaction does not close for any reason, each party and their respective affiliates shall return or destroy all such confidential information and compilations thereof as is practicable, and shall certify such destruction or return to the other party.

5.2          Conduct of Business.

From the date hereof through the Closing Date, Biosource and Nova shall conduct their respective businesses in the ordinary course in the same manner as it has been conducted since its inception.  Biosource and Nova covenant that, except with the prior written consent of the other party, which consent shall not be unreasonably withheld, such party will not:

(a)                                  Do any of the acts set forth in Section 3.19 or 4.18 hereof, or enter into any agreement of a nature set forth in Section 3.16 or 4.15 hereof; or

(b)                                 Enter into any transaction other than in the ordinary course of business.

5.3          Preservation of Business.

From the date hereof through the Closing Date, Biosource and Nova shall (i) preserve intact the business, assets, properties and organizations of such party, (ii) keep available the services of the present officers, employees, consultants and agents of such party; and (iii) maintain the present suppliers and customers and preserve the goodwill of such party.

5.4          Advice of Changes.

The Biosource Shareholders will promptly advise Nova in writing from time to time prior to the Closing with respect to any matter hereafter arising and known to them that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Biosource Disclosure Schedule or would have resulted in any representation of the Biosource Shareholders in this Agreement being untrue. Nova will promptly advise the Biosource Shareholders in writing from time to time prior to the Closing with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Nova Disclosure Schedule or would have resulted in any representation of Nova in this Agreement being untrue in any material respect.

5.5          OTC Bulletin Board.

Nova shall use its best efforts to maintain the listing on the OTC Bulletin Board of the Nova Common Stock.

5.6          SEC Reports.

Nova shall timely file with the SEC all reports that are required to be filed by the Exchange Act and the rules and regulations promulgated thereunder.

5.7          Other Agreements.

Biosource and Nova agree to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental Authorities and any other persons required to be obtained by them for the consummation of the closing and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement.

ARTICLE VI
 CONDITIONS PRECEDENT TO CLOSING

6.1          Conditions Precedent to the Obligations of Nova to Complete the Closing.

The obligations of Nova to complete the Closing are subject to the fulfillment of the following conditions, any one or more of which may be waived by Nova:

(a)                                  (i) All of the terms, covenants, and conditions of this Agreement to be complied with or performed by Biosource and the Biosource Shareholders at or before the Closing shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of Biosource set forth in Article III shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing, and (iii) Nova shall have received a certificate to such effect from an officer of Biosource.

(b)                                 All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental Authorities required to be obtained by Biosource or the Biosource Shareholders in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to Biosource or the Biosource Shareholders and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated, and Nova shall have received a certificate from an officer of Biosource to such effect.

(c)                                  All actions, proceedings, instruments, and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions, and procedures in connection therewith, shall have been approved in form and substance by counsel for Nova, which approval shall not be unreasonably withheld.

(d)                                 Biosource shall have furnished such certificates to evidence compliance with the conditions set forth in this Section 6.1, as may be reasonably requested by Nova or its counsel.

(e)                                  Biosource shall not have suffered any Biosource Material Adverse Effect.

(f)                                    No investigation and no suit, action, or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against Biosource or any of its affiliates, associates, officers, or directors seeking to restrain, prevent, or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to Biosource.

6.2          Conditions Precedent to the Obligations of Biosource and the Biosource Shareholders to Complete the Closing.

(a)                                  The obligations of Biosource and the Biosource Shareholders to complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by Biosource: (a)  (i) All of the terms, covenants, and conditions of this Agreement to be complied with or performed by Nova at or before the Closing shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of Nova set forth in Article IV shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing, and (iii) Biosource and the Biosource Shareholders shall have received a certificate to such effect from Nova.

(b)                                 All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental Authorities required to be obtained by Nova in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to Nova and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated, and Biosource and the Biosource Shareholders shall have received a certificate from Nova to such effect.

(c)                                  All actions, proceedings, instruments, and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions, and procedures in connection therewith, shall have been approved in form and substance by counsel for Biosource, which approval shall not be unreasonably withheld.

(d)                                 Nova shall have furnished such certificates to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by Biosource or its counsel.

(e)                                  Nova shall not have suffered any Nova Material Adverse Effect.

(f)                                    No investigation and no suit, action, or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against Nova or any of its affiliates, associates, officers, or directors seeking to restrain, prevent, or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to Nova.

(g)                                 The Nova Common Stock shall be approved for listing on the OTC Bulletin Board.

(h)                                 Nova shall satisfy (i) the filing requirements set forth in Section 13 of the Exchange Act and (ii) the requirements of Rule 15c2-11 as promulgated by the SEC under the Exchange Act.

(i)                                     The “affiliates” of Nova set forth on Schedule B hereto shall have executed and delivered affiliate letters substantially in the form attached hereto as Exhibit B.

ARTICLE VII
ADDITIONAL AGREEMENTS

The parties covenant to take the following actions after the Closing Date:

7.1          Further Information.

Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of Biosource or Nova, as the case may be, relating to the business of Biosource or Nova in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its affiliates and (b) for any other reasonable business purpose.

7.2          Record Retention.

Each party agrees that for a period of not less than five years following the Closing Date, such party shall not destroy or otherwise dispose of any of the books and records of Biosource or Nova relating to the business of Biosource or Nova in his or its possession with respect to periods prior to the Closing Date.  Each party shall have the right to destroy all or part of such books and records after the fifth anniversary of the Closing Date or, at an earlier time by giving each other party hereto 30 days prior written notice of such intended disposition and by offering to deliver to the other party or parties, at the other party’s or parties’ expense, custody of such books and records as such party may intend to destroy.

7.3          Post-Closing Assistance.

Biosource and the Biosource Shareholders, on the one hand, and Nova, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination.  The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance.  Any information obtained pursuant to this Section 7.3 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

7.4          SEC Reporting.

With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Nova Common Stock to the public without registration, from and after the Closing, Nova will:

(a)                                  make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times; and

(b)                                 file with the SEC in a timely manner all reports and other documents required of Nova under the Exchange Act.

On and after the Closing Date, all costs associated with the reporting requirements of the SEC, including transfer agent, accounting and legal fees, shall be borne by Nova and none of the shareholders, officers, directors or affiliates of Nova as of the date hereof have any liability with respect to such fees and costs.

7.5          Board of Directors; Schedule 14f-1.

As soon as practicable after Closing, Nova shall cause to be prepared an information statement on Schedule 14f-1 in accordance with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder with respect to the intended appointment of Kenneth Hern and Michael McGowan as directors of Nova.  Ten days after the filing of such information statement with the Securities and Exchange Commission and the mailing thereof to the stockholders of record of Nova Oil, each of the directors of Nova, other than Paul E. Fredericks and Kenneth Hern, shall resign from the Board of Directors of Nova and the Board of Directors of Nova shall take such actions as are necessary to appoint Michael McGowan to the Board of Directors.

ARTICLE VIII
TERMINATION OF AGREEMENT

8.1          Termination.

This Agreement may be terminated at any time prior to the Closing as follows:

(a)                                  by mutual written consent of Nova and Biosource;

(b)                                 by Nova, on the one hand, or by Biosource, on the other hand, by written notice to the other party hereto, if the Closing shall not have occurred on or prior to the close of business on April 19, 2006 (unless such event has been caused by a breach of this Agreement by the party seeking such termination);

(c)                                  by Nova or Biosource if a Governmental Authority has permanently enjoined or prohibited consummation of the Share Exchange and such court or government action is final and nonappealable;

(d)                                 by Nova if Biosource or the Biosource Shareholders have failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination; or

(e)                                  by Biosource if Nova has failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination.

8.2          Survival After Termination.

If this Agreement is terminated pursuant to Section 8.1, (a) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.1 relating to the obligation to keep confidential certain information and (b) there shall be no liability on the part of Biosource, the Biosource Shareholders or Nova or their respective affiliates.

ARTICLE IX
 MISCELLANEOUS

9.1          Expenses.

Each party shall be solely responsible for its own legal and accounting fees in connection with the Share Exchange, the Stock Split and the other transactions contemplated by this Agreement.

9.2          Further Assurances.

At any time and from time to time after the Closing Date at the request of Nova, and without further consideration, the Biosource Shareholders will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Nova may reasonably deem necessary or desirable in order to transfer, convey and assign the shares of Biosource Common Stock to Nova and to assist Nova in exercising all rights with respect thereto.  The parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any document or other papers, the execution and delivery of which are conditions precedent to the Closing.

9.3          Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, email or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Biosource or the Biosource Shareholders:

Biosource America, Inc.
The Riviana Building
2777 Allen Parkway, Suite 800
Houston, Texas 77024
Tel: (713) 869-6682
Fax: (713) 868-1267
Attention: J.D. McGraw

with a copy to:

Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Tel: (214) 978-3095
Fax: (214) 978-3099
Attention: Roger W. Bivans, Esq.

If to Nova:

Nova Oil, Inc.
17922 N. Hatch Road
Colbert, Washington 99005
Tel: (509) 466-0576
Fax: (509) 466-6931
Attention:  Bruce E. Cox

with a copy to:

Charles A. Cleveland, P.S.
North 1212 Washington, Suite 304
Spokane, Washingon 99201-2401
Tel: (509) 326-1029
Fax: (509) 326-1872
Attention:  Charles A. Cleveland, Esq.

9.4          Publicity.

No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Nova and the Biosource Shareholders except as may be required by applicable law.

9.5          Entire Agreement.

This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

9.6          Waivers and Amendments.

This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof

9.7          Governing Law; Dispute Resolution.

THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES.

Any controversy arising out of, connected to, or relating to any matters herein of the transactions with the Parties hereto on behalf of the undersigned, or this Agreement, or the breach thereof, including, but not limited to any claims of violations of federal and/or state securities laws, banking statutes, consumer protection statutes, federal and/or state anti-racketeering (e.g. RICO) claims as well as any common law claims and any state law claims of fraud, negligence, negligent misrepresentations, and/or conversion, or the laws of any territory, country or jurisdiction, shall be settled by arbitration; and in accordance with this paragraph any judgment on the arbitrator’s award may be entered in any court having jurisdiction thereof.  In the event of such a dispute, each party agrees to arbitration conducted through the auspices of American Arbitration Association and the commercial rules thereof.  Venue for any action shall lie in Las Vegas, Nevada.

9.8          Binding Effect, No Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void.

9.9          Counterparts.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

9.10        Exhibits and Schedules.

The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.  All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

9.11        Headings.

The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

9.12        Severability of Provisions.

If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NOVA OIL, INC.,		BIOSOURCE AMERICA, INC.,

By:	/s/ Paul E. Fredericks	By:	/s/ JD McGraw
Name:	Paul E. Fredericks	Name:	JD McGraw
Title:	Chief Executive	Title:	COO

BIOSOURCE SHAREHOLDERS:

/s/ Kenneth T. Hern		/s/ JD McGraw
Kenneth T. Hern		J.D. McGraw

/s/ Michael McGowan		/s/ Ken Crippen
Michael McGowan		Ken Crippen

/s/ Dallas Neil
Dallas Neil		Gene Tripp

Travis Williams		Jason Greer

Joe Sample		Tim Hauck

Mary Crippen	David R. Neil

Mark Van Loon	Eric Van Loon

Jeff Greer	Theodore P. Roberts

Lawrence Henning	Shelley K. Neil

Thomas R. Greer	Tyley Nelson

Nels Nelson	David Polanchek

Schedule A

Biosource Shareholders

Owner	Shares

J.D. McGraw	15,000,000
Kenneth T. Hern	15,000,000
Michael McGowan	13,500,000
Dallas Neil	10,387,500
Ken Crippen	3,562,500
Gene Tripp	600,000
Travis Williams	300,000
Jason Greer	150,000
Joe Sample	300,000
Tim Hauck	150,000
Mary Crippen	150,000
David R. Neil	150,000
Mark Van Loon	75,000
Eric Van Loon	75,000
Jeff Greer	75,000
Theodore P. Roberts	75,000
Lawrence Henning	75,000
Shelley K. Neil	75,000
Thomas R. Greer	75,000
Tyley Nelson	75,000
Nels Nelson	75,000
David Polanchek	75,000

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Schedule B

Nova Affiliates

Paul E. Fredericks

Arthur P. Dammarell, Jr.

Bruce E. Cox

Terrance J. Dunne

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Exhibit A

Form of Joinder Agreement

JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”) is entered into as of April     , 2006 (the “Closing Date”), but with an effective date as of March 30, 2006 (the “Effective Date”), by and among Nova Oil, Inc., a Nevada corporation (“Nova”), Biosource America, Inc., a Texas corporation (“Biosource”), and the shareholders of Biosource set forth on the signature page hereto (the “Additional Shareholders”), with respect to that certain Share Exchange Agreement (the “Share Exchange Agreement”) entered into on the Effective Date by and among Nova, Biosource and the shareholders of Biosource named therein (the “Initial Shareholders”).  Capitalized terms used but not defined herein shall have the meaning set forth in the Share Exchange Agreement.

RECITALS

1.             Section 2.1 of the Share Exchange Agreement permits the Additional Shareholders to exchange their shares of common stock of Biosource for shares of common stock of Nova at the Exchange Ratio and to become a party to the Share Exchange Agreement by execution and delivery of this Joinder Agreement.

2.             Concurrently with the execution of this Agreement, each of the Additional Shareholders agrees to become a party to the Share Exchange Agreement, which agreement is incorporated herein by reference, as amended hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which consideration is hereby acknowledged, the parties hereby agree as follows:

1.             Share Exchange Agreement.  Each of the Additional Shareholders hereby joins fully in the Share Exchange Agreement as a “Biosource Shareholder,” as such term is defined therein, and shall be bound by, and have the benefits as a “Biosource Shareholder” of, all the terms and conditions of the Share Exchange Agreement as if such Additional Shareholder was a signatory thereto as a “Biosource Shareholder” on the Effective Date.

2.             Representations and Warranties.  Each of the Additional Shareholders, severally and not jointly, represents and warrants to Nova that the shares of Biosource Common Stock are owned of record and beneficially by such Additional Shareholder as set forth on the signature page hereto, such Additional Shareholder possesses full authority and legal right to sell, transfer, and assign the entire legal and beneficial ownership of the shares of Biosource Common Stock, free from all liens, claims, and encumbrances of any kind; and there are no outstanding rights or obligations granted by such Additional Shareholder to purchase, acquire, sell or transfer any of

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the shares of Biosource Common Stock or any interest in any of the shares of Biosource Common Stock, other than rights or obligations that by their terms will become exclusively rights or obligations to purchase, acquire, sell or transfer shares of Nova Common Stock acquired pursuant to the Share Exchange Agreement; upon transfer of the shares of Biosource Common Stock to Nova hereunder at the Closing, Nova will receive the entire legal and beneficial interest in the shares of Biosource Common Stock, free and clear of all liens, claims, and encumbrances and subject to no legal or equitable restrictions of any kind.

Nova hereby represents to each of the Additional Shareholders that, as of the date hereof, the representations and warranties made by Nova in Article IV of the Share Exchange Agreement are true and correct in all material respects with the same force and effect as if they had been made as of the Closing Date.

3.             Entire Agreement; Knowledge of Effect.  This Agreement (including the exhibits and schedules), the Share Exchange Agreement and the agreements, certificates and other documents delivered pursuant to this Agreement and the Share Exchange Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

4.             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void.

5.             Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.  This Agreement may be executed and delivered by any party by facsimile transmission.  For purposes of this Agreement, any signature page signed and transmitted by facsimile machine or telecopier shall be treated as an original document, and the signature of any party thereon, for purposes hereof, shall be considered as an original signature and the document transmitted shall be considered to have the same binding effect as an original signature on an original document.  No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile machine or telecopier in accordance with this Section as a defense to the enforcement of this Agreement, any amendment hereto or any other document contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NOVA OIL, INC.,	BIOSOURCE AMERICA, INC.,

By:	By:
Name:	Name:
Title:	Title:

ADDITIONAL SHAREHOLDERS:

By:	By:
Name:	Name:
Number of Shares:	Number of Shares:

By:	By:
Name:	Name:
Number of Shares:	Number of Shares:

By:	By:
Name:	Name:
Number of Shares:	Number of Shares:

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Exhibit B

Form of Nova Affiliate Letter

March 31, 2006

Nova Oil, Inc.
17922 N. Hatch Road
Colbert, Washington 99005

Ladies and Gentlemen:

The undersigned understands and agrees as follows:

1.             Nova Oil, Inc., a Nevada corporation (“Nova”), Biosource America, Inc., a Texas corporation (“Biosource”), and the shareholders of Biosource party thereto (the “Biosource Stockholders”) have entered or propose to enter into a Share Exchange Agreement (the “Share Exchange Agreement”), providing for the exchange of shares of common stock of Biosource held by the Biosource Shareholders for shares of common stock, $0.001 par value per share (the “Nova Common Stock”), of Nova (the “Share Exchange”), in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

2              In recognition of the benefit that the Share Exchange will confer upon the undersigned and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the undersigned hereby agrees that, without the prior written consent of Nova (which consent may be withheld or delayed in Nova’s sole discretion), he, she or it will, subject to certain rights described below, refrain during the period (the “Lock-Up Period”) commencing on the date of the Closing (as defined in the Share Exchange Agreement) and ending on December 31, 2006 from (i) offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any Relevant Securities (as defined below), or (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Relevant Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Relevant Securities, other securities, cash or other consideration; provided, however, that the restrictions set forth in this paragraph (2) shall not apply and the undersigned shall be able to sell and otherwise transfer the Relevant Securities in accordance with the securities laws (i) after the consummation of the Share Exchange with respect to 42,000 shares of Nova Common Stock held, in the aggregate, by the undersigned and its permitted transferees, (ii) on and after each date a multiple of 90 days thereafter with respect to an additional 42,000 shares of Common Stock held, in the aggregate, by the undersigned and its permitted transferees on each such date.  As used herein, “Relevant Security” means Nova Common Stock, any other equity security of Nova or any of its subsidiaries and any security convertible into, or exercisable or exchangeable for, Nova Common Stock or other such equity security (whether such Nova Common Stock or other security is now owned or hereafter acquired by the undersigned).

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By acceptance of the benefits of this letter, Nova agrees to use commercially reasonable efforts to provide such documentation as is appropriate or necessary to effectuate the sale or transfer of Relevant Securities the undersigned is entitled to sell or transfer as provided herein within ten business days after the request for such documentation by the undersigned.

Nothing contained herein shall prevent the undersigned from, or restrict the ability of the undersigned with respect to, the purchase of Nova Common Stock or other securities of Nova.

In addition, nothing contained herein shall prevent the undersigned from transferring any shares of Nova Common Stock held by the undersigned, including, but not limited to, or any security convertible into Nova Common Stock held by the undersigned (i) as a bona fide gift, provided that the donee thereof agrees in writing to be bound by the same restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family member of the undersigned, provided that the trustee agrees in writing to be bound by the same restrictions set forth herein, (iii) as a distribution to the undersigned’s shareholders, partners or members, provided that such shareholders, partners or members agree in writing to be bound by the same restrictions set forth herein, (iv) as required under any of Nova’s benefit plans or bye-laws, (v) as collateral for any loan, provided that the lender agrees in writing to be bound by the same restrictions set forth herein, (vi) to an executor or heir in the event of the death of the undersigned, provided that such executor or heir agrees in writing to be bound by the same restrictions set forth herein, or (vii) to an entity directly or indirectly wholly owned by the undersigned or the shareholders, members or partners of the undersigned, provided that such entity agrees in writing to be bound by the same restrictions set forth herein.  For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

3.             The undersigned acknowledges that Nova, Biosource and the Biosource Stockholders are relying on the agreements of the undersigned set forth herein in making its decision to enter into the Share Exchange Agreement and to continue its efforts in connection with the Share Exchange.

4.             In addition to any other legend Nova is entitled to place on certificates representing shares of Nova Common Stock held by the undersigned, Nova shall be entitled to place the following legend on such certificates until December 31, 2006:

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THAT CERTAIN LETTER AGREEMENT DATED MARCH 31, 2006 BETWEEN THE HOLDER AND THE ISSUER, A COPY OF WHICH IS ON FILE IN THE PRINCIPAL OFFICE OF THE ISSUER WHICH CONTAINS FURTHER RESTRICTIONS ON THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY.

5.             This letter shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflict of laws that would apply any other law.

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6.             This letter may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Very truly yours,

[AFFILIATE]

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